UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): April 23, 2014

Gray Fox Petroleum Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-181683	99-0373721
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Lee Parkway, Suite 600, Dallas, Texas 75219

(Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 665-9564

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 23, 2014, Gray Fox Petroleum Corp., a Nevada corporation (the “Company”), agreed to engage Gaffney, Cline & Associates (“GCA”), an oil and gas consulting firm with offices in Houston, Texas, to provide continuing technical assistance for the Company’s oil and gas exploration and production activities on the West Ranch Prospect. GCA is a worldwide petroleum consultancy that provides technical, commercial and strategic consulting services to international oil and gas companies, financial institutions and the petroleum service and support sectors. GCA’s scope of services will include designing and monitoring exploration and future development activities, planning and organizing data, interfacing with the Company’s staff and contract personnel and participating as technical advisor in Company meetings. Additional information regarding the West Ranch Prospect, which comprises 32,723 acres in the Butte Valley Oil Play Region in North Central Nevada, is disclosed in the Current Report on Form 8-K filed by the Company on December 6, 2013, as amended by a Form 8-K/A filed on December 13, 2013.

The Company initially engaged GCA in January 2014 to assist the Company in its technical and economic due diligence review of the oil and gas potential of the West Ranch Prospect, and the Company has made the decision to include GCA as a more permanent part of the Company’s exploration and development efforts. GCA’s previous work has included the Assessment of the West Ranch Acreage. GCA’s reports to the Company have not indicated the presence of any proved oil or gas reserves in the West Ranch Prospect.

Either GCA or the Company may terminate the engagement immediately upon written notice to the other party. In the event of termination, GCA will be entitled to payment for all professional time and expenses incurred by GCA prior to the date of termination, which will be determined based on the scope of GCA’s work.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY FOX PETROLEUM CORP.

Date: April 28, 2014	By:	/s/ Lawrence Pemble
Lawrence Pemble, President